EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

        We consent to the incorporation by reference in this Registration Statement of E*TRADE Group, Inc. on Form S-3 of our report dated October 19, 2000, appearing in the Annual Report on Form 10-K of E*TRADE Group, Inc. for the year ended September 30, 2000, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

December 4, 2000
San Jose, California